                                                                    EXHIBIT 99.2

           TERAYON CABLE MODEMS EARN DOCSIS(R) 2.0 Certification

Santa Clara, California - April 11, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, announced today that two models of the company's TJ 715 cable modem family have been certified by the CableLabs(R) research and development consortium as meeting DOCSIS(R) 2.0 (Data Over Cable Service Interface Specification), the latest version of the specification for cable data systems.

      Terayon's TJ 715 cable modem family currently consists of two models: the current version, which was certified to DOCSIS 2.0 today, and a new model based on the company's more advanced 6130 chip and which was also DOCSIS 2.0 certified today. Terayon's TJ 715 cable modems can be combined with any DOCSIS CMTS to provide a complete broadband access system from the cable operator's headend to the subscriber's home.

      "Achieving DOCSIS 2.0 certification for our TJ 715 cable modems is another win for Terayon. These modems complement our DOCSIS 2.0 qualified BW 3500 CMTS (Cable Modem Termination System) and allow Terayon to continue offering a complete and end-to-end DOCSIS 2.0 cable data system," said Zaki Rakib, Terayon's CEO. "DOCSIS 2.0 certification for our newest TJ 715 is particularly significant for Terayon as it validates the engineering effort that went into our 6130 processor, which is significantly more advanced and integrated than its predecessors."

ABOUT TERAYON
      Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world's leading cable television operators and telecommunication carriers. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon is on the web at www.terayon.com.

                                    # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop and bring to market new, technologically advanced products; the acceptance of Terayon's new products in the market; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon is a registered trademark of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners. CableLabs and DOCSIS are trademarks of Cable Television Laboratories.